  EXHIBIT 99.1

Dermata Therapeutics Announces Exercise of Warrants for $6.2 Million in Gross Proceeds Priced At-the-Market Under Nasdaq Rules

SAN DIEGO, CA, March 27, 2025 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical skin diseases and aesthetic applications, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding warrants to purchase an aggregate of 4,834,470 shares of the Company’s common stock, having exercise prices of $1.58 and $4.91 per share, issued by Dermata in September 2024 (with respect to 3,825,138 warrants) and May 2024 (with respect to 1,009,332 warrants), at a reduced exercise price of $1.284 per share. The shares of common stock issuable upon exercise of the warrants are registered pursuant to effective registration statements on Form S-3 (File Nos. 333-282223 and 333-280682). The closing of the offering is expected to occur on or about March 28, 2025, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive financial advisor to Dermata in connection with the offering.

In consideration for the immediate exercise of the warrants for cash, Dermata will issue new unregistered Series A warrants to purchase up to 4,980,806 shares of common stock and new Series B warrants to purchase up to 4,688,134 shares of common stock. The new warrants will have an exercise price of $1.284 per share, will be exercisable upon approval by the Company’s shareholders and have a term equal to five years from the date of shareholder approval with respect to Series A warrants, and have a term equal to 18 months from the date of shareholder approval with respect to Series B warrants.

The gross proceeds to Dermata from the exercise of the warrants are expected to be approximately $6.2 million, prior to deducting fees and offering expenses. The Company intends to use the net proceeds for general corporate purposes, which includes, without limitation, ongoing research and pre-clinical studies, clinical trials, the development of new biological and pharmaceutical technologies, investing in or acquiring companies that are synergistic with or complementary to the Company’s technologies, licensing activities related to the Company’s current and future product candidates, and to the development of emerging technologies, investing in or acquiring companies that are developing emerging technologies, licensing activities, or the acquisition of other businesses and working capital.

The new warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, along with the shares of common stock issuable upon exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Dermata has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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About Dermata Therapeutics

Dermata Therapeutics is a late-stage biotechnology company focusing on the treatment of medical skin diseases and aesthetic applications. The Company’s lead product candidate, XYNGARI™, is currently in Phase 3 and is the Company’s first product candidate being developed from its Spongilla technology platform. XYNGARI™ is a once-weekly, topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. In addition to acne, XYNGARI™ is being studied for the treatment of psoriasis and rosacea. The Company’s second product candidate, DMT410, uses its XYNGARI™ product candidate as a new method for needle-free intradermal delivery of botulinum toxin for the treatment of multiple aesthetic applications and medical skin diseases. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: the timing and completion of the offering; the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom; the receipt of shareholder approval; expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or be completed on schedule, if at all; timing and ability to generate clinical data; expectations with regard to any potential partnership opportunities for any of the Company’s product candidates; the Company’s expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; the success, cost, and timing of its product candidates XYNGARI™ and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of XYNGARI™ or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including, but not limited to, market and other conditions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investors:

Sean Proehl

Associate General Counsel

info@dermatarx.com

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